Exhibit 3.1

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The Undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Managed Futures Premier BHM L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the limited partnership is Managed Futures Premier Macro L.P. (the “Partnership”).

THIRD: The effective date of this amendment shall be February 1, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership as of the 22nd day of January, A.D. 2016.

By:	Ceres Managed Futures LLC, General Partner

	By:	/s/ Patrick T. Egan
	Name:	Patrick T. Egan
	Title:	Authorized Person